Exhibit 10.7
Confidential
WEAVE COMMUNICATIONS, INC.
1331 West Powell Way
Lehi, Utah 84043
October 30, 2021
Mr. Marty Smuin
[PERSONAL CONTACT INFORMATION REDACTED]
[PERSONAL CONTACT INFORMATION REDACTED]

Re:	EMPLOYMENT AGREEMENT
Dear Mr. Smuin:
This Employment Agreement (the “Agreement”) between you (“Executive”) and Weave Communications, Inc., a Delaware corporation (the “Company”) sets forth the terms and conditions that shall govern Executive’s continued employment with the Company (“Employment”), effective as of the closing of the initial public offering of the Company’s Common Stock (the “Effective Date”).
1.    Duties and Scope of Employment.
(a)    Term. This Agreement shall govern the terms of Executive’s Employment from the Effective Date until the third (3rd) anniversary of the Effective Date (the “Initial Term”). Notwithstanding the forgoing, Executive’s Employment with the Company under this Agreement may be terminated at any time, whether during or after the Initial Term, as provided in Section 1(b) below. Executive’s Employment will automatically continue following the Initial Term for additional one (1)-year periods unless either party notifies the other party in writing of its intention not to renew this Agreement at least 60 days prior to the expiration of the Initial Term or any applicable extension period of Employment. The Initial Term, together with any such extension period of Employment hereunder, is referred to as the “Employment Period.”
(b)    At-Will Employment. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. Except as otherwise set forth herein, Executive is free to terminate Employment at any time, with or without advance notice, and for any reason or for no reason. Similarly, the Company is free to terminate Executive’s Employment at any time, with or without advance notice, and with or without Cause (as defined below). Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, nothing shall change the at-will nature of Executive’s Employment.
(c)    Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Operating Officer. Executive will report to the Company’s Chief Executive Offer, or to such other Person as the Company subsequently may determine (Executive’s “Supervisor”), and Executive will work out of the Company’s headquarters in Lehi, Utah. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor.
(d)    Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor, advisor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.
(e)    Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.
(f)    No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that prior to the Effective Date, Executive shall have returned all property and confidential information belonging to any prior employer.
2.    Cash and Incentive Compensation.
(a)    Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $294,840, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.
(b)    Cash Incentive Bonus. Executive will be eligible to be considered for an annual cash incentive bonus (the “Cash Bonus”) each calendar year during the Employment Period based upon the achievement of certain objective or subjective criteria (collectively, the “Performance Goals”). In compliance with all relevant legal requirements and based on Executive’s level within the Company, the Performance Goals for Executive’s Cash Bonus for a particular year will be established by, and in the sole discretion of, the Company’s Board of Directors (the “Board”), any Compensation Committee of the Board (the “Committee”), or a delegate of either the Board or the Committee (the “Delegate”), as applicable. The initial target amount for any such Cash Bonus will be up to 40% of Executive’s Base Salary (the “Target Bonus Percentage”), less all required tax withholdings and other applicable deductions. The determinations of the Board, the Committee or the Delegate, as applicable, with respect to such Cash Bonus or the Target Bonus Percentage shall be final and binding. Executive’s Target Bonus Percentage for any subsequent year may be adjusted up or down, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.
(c)    Restricted Stock Units. Subject to the approval of the Board, the Committee or the Delegate, as applicable, the Company shall grant Executive restricted stock units in respect of 69,635 shares of the Company’s common stock (the “RSU Award”). The RSU Award shall be granted as soon as reasonably practicable after the Effective Date and shall be settled in shares of Company common stock. Subject to any vesting acceleration rights Executive may have, the RSU Award shall vest and become payable as to 25% of the total number of shares on the 12-month anniversary of the RSU Award and 1/48th of the total number of shares in monthly installments thereafter, subject to Executive continuing to provide services to the Company through the relevant vesting dates. The RSU Award will be subject to the terms, definitions and provisions of the Company’s 2021 Equity Incentive Plan (the “Equity Plan”) and the restricted stock unit agreement by and between Executive and the Company (the “RSU Agreement”), both of which documents are incorporated herein by reference. Executive will be eligible for future awards under the Equity Plan, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable.
3.    Employee Benefits. During the Employment Period, Executive shall be eligible to (a) receive paid time off (“PTO”) in accordance with the Company’s PTO policy, as it may be amended from time to time and (b) participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan or policy in question and to the determinations of any Person or committee administering such employee benefit plan or policy. The Company reserves the right to cancel or change the employee benefit plans, policies and programs it offers to its employees at any time.
4.    Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable expense reimbursement policies as in effect from to time.
5.    Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of Executive’s Employment, for the period preceding the effective date of the termination of Employment, Executive shall only be entitled to the following: (i) the accrued but unpaid Base Salary compensation, (ii) the reimbursements for outstanding and unpaid business expenses described in Section 4 of this Agreement, and (iii) such other vested benefits earned under any Company-provided plans, policies, and arrangements in accordance with the governing documents and policies of any such, plans, policies and arrangements (collectively, the “Accrued Benefits”). The Accrued Benefits described in clauses (i) and (ii) of the preceding sentence shall be paid within thirty (30) days after the date of termination of Executive’s Employment (or such earlier date as may be required by applicable law) and the Accrued Benefits described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan, policy or arrangement.
6.    Termination Benefits.
(a)    Termination without Cause Outside of Change in Control Protection Period. If the Company (or any successor of the Company) terminates Executive’s Employment without Cause outside of the Change in Control Protection Period (as defined below), then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will be entitled to the following:
(i)    Accrued Compensation. The Company will pay Executive all Accrued Benefits.
(ii)    Severance Payment. Executive will receive continuing payments of severance pay at a rate equal to Executive’s Base Salary, as then in effect, for twelve (12) months (the “Severance Period”), less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined in Section 7(a)); provided that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of Executive’s separation from service.
(iii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(b)    Termination without Cause or Resignation for Good Reason within the Change in Control Protection Period. If, during the Change in Control Protection Period, (i) the Company (or any successor of the Company) terminates Executive’s Employment without Cause, or (ii) Executive resigns from Employment for Good Reason, then, subject to Section 7 (other than with respect to the Accrued Benefits), Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 6(a) above:
(i)    Accrued Compensation. The Company will pay Executive all Accrued Benefits.
(ii)    Severance Payment. Executive will receive a lump sum severance payment equal to twelve (12) months (the “CIC Severance Period”) of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of Employment, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures, but no later than thirty (30) days following the Release Deadline.
(iii)    Current Year Prorated Cash Bonus. Executive will receive a prorated Cash Bonus for the calendar year in which Executive’s termination of Employment occurs equal to the Cash Bonus that Executive would have received (if any) based on performance at 100% of target for such calendar year if Executive had remained in Employment by Company for the entire calendar year in accordance with Section 2(b), but prorated based on the days of Executive’s Employment during such calendar year (the “Prorated Bonus”). The Prorated Bonus, if any, shall be paid in accordance with the Company’s regular payroll procedures, but no later than thirty (30) days following the Release Deadline.
(iv)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage

(at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) the end of the CIC Severance Period, or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(v)    Equity. All of Executive’s unvested and outstanding time-based equity awards shall immediately vest and become exercisable as of the date of Executive’s termination and any unvested and outstanding performance-based awards shall be subject to the terms and conditions of the Equity Plan and the award agreement by and between Executive and the Company pursuant to which each such award was granted.
(c)    Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s Employment is terminated due to (i) Executive becoming Disabled or Executive’s death, (ii) Executive’s voluntary resignation (other than for Good Reason during the Change in Control Protection Period), or (iii) the Company’s (or any successor of the Company’s) termination of Executive’s Employment for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).
(d)    Timing of Payments. Subject to any specific timing provisions in Section 6(a), 6(b), or 6(c), as applicable, or the provisions of Section 7, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of Employment.
(e)    Exclusive Remedy. In the event of a termination of Executive’s Employment with the Company (or any affiliate or successor of the Company), the provisions of this Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the Accrued Benefits). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of Employment, including, without limitation, any severance payments and/or benefits provided in this Agreement, other than those benefits expressly set forth in Section 6 of this Agreement or pursuant to written equity award agreements with the Company.
(f)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
7.    Conditions to Receipt of Severance.
(a)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 6 of this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form attached hereto as Attachment A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive’s termination of Employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be timely executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of Employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of Employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined in Section 7(c)(i)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 6, (ii) the date the Release becomes effective, or (iii) Section 7(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of Employment.
(b)    Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of the Confidentiality Agreement (as defined in Section 11 below).
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (as defined below) (together, the “Deferred Payments”), will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of Employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of Employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.
(iv)    Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
(v)    Notwithstanding the payment provisions of Section 6, in the event and to the extent that the form of the severance benefit or payment to be provided after a Change in Control is different than the form of such severance benefit or payment to be provided prior to a Change in Control and if the applicable severance benefit or payment is a Deferred Payment, then the form of post-Change in Control severance benefit or payment shall be given effect only to the extent permitted by Section 409A and if not so permitted, such post-Change in Control severance benefit or payment shall be provided in the same form that applies prior to the Change in Control.
(vi)    To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
(vii)    The payments and benefits provided under Sections 6(a) and 6(b) are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
8.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Cause. “Cause” means:
(i)    Executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities to the Company or Executive’s violation of any written Company policy;
(ii)    Executive’s commission of any act of fraud, theft, embezzlement, financial dishonesty, misappropriation from the Company or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company;
(iii)    Executive’s conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude;
(iv)    Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Executive’s duties and responsibilities for the Company;

(v)    Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or
(vi)    Executive’s material breach of any of his or her obligations under any written agreement or covenant with the Company.
(b)    Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Equity Plan.
(c)    Change in Control Protection Period. “Change in Control Protection Period” means the period beginning three (3) months prior to and ending twelve (12) months immediately following the consummation of a Change in Control.
(d)    Code. “Code” means the Internal Revenue Code of 1986, as amended.
(e)    Disability. “Disability” or “Disabled” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.
(f)    Good Reason. “Good Reason” means Executive’s resignation or termination of Employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following without Executive’s consent:
(i)    A material reduction of Executive’s duties, authority or responsibilities, relative to Executive’s duties, authority or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Operating Officer of the Company remains as such following a Change in Control but is not made the Chief Operating Officer of the acquiring corporation) will not constitute Good Reason;
(ii)    A material reduction in Executive’s Base Salary (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in Base Salary;
(iii)    A material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or
(iv)    A material breach by the Company of a material provision of this Agreement.
Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(g)    Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
(h)    Person. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.
(i)    Section 409A. “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
(j)    Section 409A Limit. “Section 409A Limit” shall mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his or her separation from service as determined under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.
9.    Golden Parachute.
(a)    Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 9(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment or benefit to be reduced (with reductions made prorata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the Excise Tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.
(b)    A nationally recognized certified public accounting firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 9(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 9(a). The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder.

(c)    The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.
10.    Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be resolved by final and binding arbitration before a single arbitrator in Utah County, Utah (or another mutually agreeable location). This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or the Company’s confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.
The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.
11.    Confidentiality Agreement. The Confidential Information and Invention Assignment and Non-Competition Agreement entered into by and between Executive and the Company dated October 30, 2021 (the “Confidentiality Agreement”), a copy of which is attached hereto as Attachment B remains in full force and effect.
12.    Successors.
(a)    Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that become bound by this Agreement or any affiliate of any such successor that employs Executive.
(b)    Executive’s Successors. This Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.    Miscellaneous Provisions.
(a)    Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s Bylaws with respect to Executive’s service and Executive shall also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save the Company and its affiliates harmless from any damages, which the Company may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.
(b)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(c)    Notice.
(i)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(ii)    Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 13(c)(i) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable. Any termination by Executive without Good Reason will be communicated by Executive to the Company upon sixty (60) days advance written notice.
(d)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)    Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all other prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof, including the Employment Agreement dated April 7, 2020 and the severance benefits and acceleration of vesting provisions set forth in Schedule A attached thereto and in the amendments to stock option agreements dated June 1, 2020.
(f)    Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other deductions required to be withheld by law.
(g)    Choice of Law and Severability. Except as otherwise provided in the arbitration agreement in Section 10, this Agreement shall be interpreted in accordance with the laws of the State of Utah without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)    No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.
(i)    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image will have the same force and effect as execution of an original, and an electronic or a facsimile signature or a scanned image of a signature will be deemed an original and valid signature.
(k)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.

Very truly yours,

WEAVE COMMUNICATIONS, INC.

By:	/s/ Roy Banks
(Signature)

Name:	Roy Banks

Title:	Chief Executive Officer

ACCEPTED AND AGREED:

MARTY SMUIN

/s/ Marty Smuin
(Signature)

10/30/21
Date
Attachment A: Separation Agreement and Release of Claims
Attachment B: Confidential Information and Invention Assignment Agreement

Attachment A
Separation Agreement and Release of Claims

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ATTACHMENT A
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
[Insert Date]
[Full Name]
Dear [Name]:
This Separation Agreement and Release of Claims (the “Agreement”) confirms the agreement between you and Weave Communication, Inc., a Delaware corporation (the “Company”) regarding the termination of your employment with the Company. Capitalized but undefined terms have the definitions set forth in that the Employment Agreement dated [Insert date] (the “Employment Agreement”)].
1.Termination Date. Your employment with the Company will be terminated effective [Insert Date] (the “Termination Date”). After the Termination Date, you agree that you will not represent to anyone that you are still an employee of the Company and you will not say or do anything purporting to bind the Company or any of its affiliates.
2.No Other Amounts/Benefits Owed. The Company acknowledges and agrees that it will pay all Accrued Benefits to you (in accordance with, and as defined in, the Employment Agreement). Except for the Accrued Benefits, which will remain due to you until such amounts are paid or provided, you acknowledge and agree that you have been paid all of your salary and all other wages earned through the Termination Date and have not earned any wages, salary, incentive compensation, bonuses, commissions or similar payments or benefits or any other compensation or amounts, including unreimbursed business expenses, that have not already been paid to you. Except for the Accrued Benefits, you also agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.
3.Severance. Subject to Section 6 of the Employment Agreement, the Company shall pay or provide, as applicable, and you shall receive, the payments and benefits set forth in Section 6 of the Employment Agreement in accordance with its terms.
4.General Release. In consideration for receiving the severance payments and benefits described in Section 3 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options or other equity securities of the Company; claims of wrongful discharge,
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constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability or on any other protected basis; any claims under any applicable law prohibiting discrimination, harassment and/or retaliation; and claims under all other laws, ordinances and regulations.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and you are not required to notify the Company that you have made such reports and disclosures or have participated or cooperated in any governmental investigation, action or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or an applicable governmental body.
This waiver and release covers only those claims that arose prior to your execution of this Agreement. The waiver and release contained in this Agreement does not apply to any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
5.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have [21][45] calendar days (such final date, the “Deadline”) within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original [21][45]-day consideration period provided in this section. To revoke the Agreement, you must deliver a written notice of revocation to the Company prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The offer described in this Agreement will be automatically withdrawn if you do not sign the Agreement within the [21][45]-day consideration period.
6.Unknown Claims Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims
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being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under the provisions of any applicable law (including Section 1542 of the Civil Code of the State of California), which reads substantially as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.
7.Breach. In the event that you materially breach any of your material obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.
8.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
9.Continuing Obligations. At all times in the future, you will remain bound by the Confidential Information and Invention Assignment Agreement entered into by and between you and the Company with an effective date of [Confidentiality Agreement Date] (the “Confidentiality Agreement”) in accordance with its terms.
10.Return of Company Property. You agree that, as of (or promptly following) the Termination Date, you have returned (or will return) to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and you have returned and/or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment).
11.Non-Disclosure. Except if required by law, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse, and to your attorney or accountant in order for such individuals to render services to you.
12.Non-Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing or in any medium, including via blogging or otherwise via the internet) about the Company or its subsidiaries, successors, stockholders, directors, officers, employees, service providers, agents, advisors, partners, affiliates, products, services, formulae, corporate structure or organization, marketing methods, business practices or performance, except as required by law.
13.Section 409A. You and the Company intend that all payments made and benefits provided under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of
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similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A and you shall indemnify the Company for any liability that arises as a result of Section 409A.
14.Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, shall be resolved by final, binding and confidential arbitration before a single arbitrator in Utah County, Utah (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this paragraph must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.
15.Entire Agreement. You agree that except for the Confidentiality Agreement, and except as otherwise expressly provided in this Agreement regarding the applicable provisions of the Employment Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
16.Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the Utah, without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
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17.Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

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To accept this Agreement, please sign and date this Agreement and return it to me no later than the Deadline. This Agreement will become effective on the Effective Date.
I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.

Sincerely,

WEAVE COMMUNICATIONS, INC.

By:
(Signature)

Name:	[Insert Name]

Title:	[Insert Title]
My agreement with the terms and conditions of this Agreement is signified by my signature below. I agree to strictly comply with all the terms and conditions of this Agreement. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed		Dated:
[Full Name]

Attachment B
Confidential Information and Invention Assignment Agreement

WEAVE COMMUNICATIONS, INC.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
Employee Name:  [●]
Effective Date:  [●]
As a condition of my becoming employed (or my employment being continued) by Weave Communications, Inc., a Delaware corporation, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, the receipt of Confidential Information (as defined below) while associated with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I hereby agree to the following:
1.    Relationship. This Confidential Information and Invention Assignment Agreement (this “Agreement”) will apply to my employment relationship with the Company. If that relationship ends and the Company, within one (1) year thereafter, either reemploys me or engages me as a consultant, I agree that this Agreement will also apply to such later employment or consulting relationship, unless the Company and I otherwise agree in writing. Any employment or consulting relationship between the parties hereto, whether commenced prior to, upon or after the date of this Agreement, is referred to herein as the “Relationship.”
2.    Applicability to Past Activities. The Company and I acknowledge that I may have performed work, activities, services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been within the scope of my duties under this agreement if performed during the term of this Agreement, for a period of time prior to the Effective Date of this Agreement (the “Prior Period”). Accordingly, if and to the extent that, during the Prior Period: (i) I received access to any information from or on behalf of the Company that would have been Confidential Information (as defined below) if I received access to such information during the term of this Agreement; or (ii) I (a) conceived, created, authored, invented, developed or reduced to practice any item (including any intellectual property rights with respect thereto) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of my involvement with the Company, that would have been an Invention (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement; or (b) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery or other proprietary information that would have been a Prior Invention (as defined below) if incorporated into such item during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” or “Prior Invention” hereunder, and this Agreement shall apply to such activities, information, or item as if disclosed, conceived, created, authored, invented, developed or reduced to practice during the term of this Agreement.

3.    Confidential Information.
(a)    Protection of Information. I understand that during the Relationship, the Company intends to provide me with certain information, including Confidential Information (as defined below), without which I would not be able to perform my duties to the Company. At all times during the term of the Relationship and thereafter, I shall hold in strictest confidence, and not use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, and not disclose to any person, firm, corporation, or other entity, without written authorization from the Company in each instance, any Confidential Information that I obtain, access, or create during the term of the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. I shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of my obligations to the Company under the Relationship.
(b)    Confidential Information. I understand that “Confidential Information” means any and all information and physical manifestations thereof not generally known or available outside the Company and information and physical manifestations thereof entrusted to the Company in confidence by third parties, whether or not such information is patentable, copyrightable, or otherwise legally protectable. Confidential Information includes, without limitation: (i) Company Inventions (as defined below); (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or information relating to, employees and consultants of the Company (including, but not limited to, the names, contact information, jobs, compensation, and expertise of such employees and consultants), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information; and (iii) any business information provided to the Company by its subscribers or other third parties, including but not limited to information relating to subscribers’ customers and any protected health information (PHI) and/or personally identifiable information (PII) as defined by applicable laws and regulations such as the Health Insurance Portability and Accountability Act as well as other applicable privacy laws or regulations. Confidential Information includes, without limitation, information disclosed to me by the Company either directly or indirectly, whether in writing, electronically, orally, or by observation.
(c)    Third Party Information. My agreements in this Section 3 are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. During the term of the Relationship and thereafter, I will not improperly use or disclose to the Company any confidential, proprietary, or secret information of my former employer(s) or any other person, and I will not bring any such information onto the Company’s property or place of business.

(d)    Other Rights. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information.
(e)    Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. To the extent legally permissible, I shall promptly provide reasonable advance written notice of any such order to an authorized officer of the Company. Without limiting the generality of the foregoing:
(i)    Nothing in this Agreement prohibits or restricts me (or my attorney) from communicating with the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other applicable regulatory authority regarding a possible securities law violation.
(ii)    Nothing in this Agreement prohibits or restricts me from exercising protected rights, including without limitation those rights granted under Section 7 of the National Labor Relations Act, or otherwise disclosing information as permitted by applicable law, regulation, or order.
(iii)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
4.    Ownership of Inventions.
(a)    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a complete list describing with particularity all Inventions (as defined below) that, as of the Effective Date: (i) have been created by me or on behalf of me, and/or (ii) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder (collectively “Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Inventions at the time of signing this Agreement, and to the extent such Inventions do exist and are not listed on Exhibit A, I hereby irrevocably and forever waive any and all rights or claims of ownership to such Inventions. I understand that my listing of any Inventions on Exhibit A does not constitute an acknowledgement by the Company of the existence or extent of such

Inventions, nor of my ownership of such Inventions. I further understand that I must receive the formal approval of the Company before commencing or continuing my Relationship with the Company.
(b)    Use or Incorporation of Inventions. If in the course of the Relationship, I use or incorporate into any of the Company’s products, services, processes, or machines any Invention not assigned to the Company pursuant to Section 4(d) of this Agreement in which I have an interest, I will promptly so inform the Company in writing. Whether or not I give such notice, I hereby irrevocably grant to the Company a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention under all applicable intellectual property laws without restriction of any kind.
(c)    Inventions. I understand that “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, modifications, improvements, derivative works, inventions, trade secrets, and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. I understand this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design, or configuration of any kind, or any improvement thereon. I understand that “Company Inventions” means any and all Inventions that I may solely or jointly author, discover, develop, conceive, or reduce to practice during the period of the Relationship or otherwise in connection with the Relationship, except as otherwise provided in Section 4(g) below.
(d)    Assignment of Company Inventions. I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of my right, title, and interest throughout the world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights and other proprietary rights therein. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement of any and all Company Inventions. I further acknowledge that all Company Inventions that are made by me (solely or jointly with others) within the scope of and during the period of the Relationship are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. If I have any rights to the Company Inventions, other than Moral Rights, that cannot be assigned to the Company, I hereby unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, distribute, display, perform, prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import, practice methods, processes and procedures and otherwise use and exploit, such Company Inventions.
(e)    Maintenance of Records. I shall keep and maintain adequate and current written records of all Company Inventions made or conceived by me (solely or jointly with others) during the term of the Relationship. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of the Company at all times. I shall not remove such records from the Company’s place of business or systems except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I shall deliver all such records (including any copies thereof) to the Company at the time of termination of the Relationship as provided for in Section 5 and Section 6.
(f)    Intellectual Property Rights. I shall assist the Company, or its designee, at the Company’s expense, in every proper way in securing the Company’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company, or its designee, shall deem necessary in order to apply for, obtain, maintain and transfer, or if not transferable, waive and never assert such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. My obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by my subsequent incapacity.
(g)    Exception to Assignments. Subject to the requirements of applicable state law, if any, I understand that the Company Inventions will not include, and the provisions of this Agreement requiring assignment of inventions to the Company do not apply to, any invention that qualifies fully for exclusion under the provisions of applicable state law, if any, attached hereto as Exhibit B. In order to assist in the determination of which inventions qualify for such exclusion, I will advise the Company promptly in writing, during and for a period of twelve (12) months immediately following the termination of the Relationship, of all Inventions solely or jointly conceived or developed or reduced to practice by me during the period of the Relationship.
5.    Company Property; Returning Company Documents. I acknowledge that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. I further acknowledge that any property situated on the Company’s premises or systems and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. At the time of termination of the Relationship, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.
6.    Termination Certification. In the event of the termination of the Relationship, I shall sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certification shall in no way diminish my continuing obligations under this Agreement.
7.    Notice to Third Parties. During the periods of time during which I am restricted in taking certain actions by the terms of Section 8 of this Agreement (the “Restriction Period”), I shall inform any entity or person with whom I may seek to enter into a business relationship (whether as an owner, employee, independent contractor or otherwise) of my contractual obligations under this Agreement. I acknowledge that the Company may, with or without prior notice to me and whether during or after the term of the Relationship, notify third parties of my agreements and obligations under this Agreement. Upon written request by the Company, I will respond to the Company in writing regarding the status of my employment or proposed employment with any party during the Restriction Period.
8.    Solicitation of Employees, Consultants and Other Parties; Non-Competition. As described above, I acknowledge that the Company’s Confidential Information includes information relating to the Company’s employees, consultants, subscribers, customers, business partners, and others, and I will not use or disclose such Confidential Information except as authorized by the Company in advance in writing. I further agree as follows:
(a)    Employees, Consultants. During the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, directly or indirectly, solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.
(b)    Other Parties. During the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason (unless, at the time of my termination, I reside in California or Oregon), I will not influence any of the Company’s subscribers, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. For employees who, at the time of their termination, reside in California or Oregon, this provision applies only during the Relationship.
(c)    Non-Competition. This section does not apply to employees who, at the time of their termination, reside in California or Oregon. I agree that during the term of the Relationship, and for a period of twelve (12) months immediately following the termination of the Relationship for any reason, whether with or without cause, I shall not, without the prior written consent of the Company’s Chief Executive Officer, either directly or indirectly, whether alone or in conjunction with others, as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or through any other kind of ownership or in any other representative or individual capacity: (i) engage or participate in, manage, operate, join, render any services to, or acquire any financial or beneficial interest in, any Business (as defined below); (ii) permit my name directly or indirectly to be used by or to become associated with any other person in connection with any Business; or (iii) induce or assist any other person to engage in any of the activities described in clauses (i) or (ii) above. For purposes of this Agreement, “Business” means any business or activity anywhere in the world that is in competition with the Company, provides similar services or software solutions to those provided by the Company, or any other business or activity anywhere in the world that is otherwise carried on or intended to be pursued by the Company at the time of termination of the Relationship.
For employees who, at the time of their termination, reside in Idaho: I acknowledge and agree that, by reason of the Company’s investment of time, money, trust, exposure to the public, or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of my employment, I have gained a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the employer and, as a result, have the ability to harm or threaten the Company’s legitimate business interests.
If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable based on the duration of time, range of activities, or geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable. I understand that the restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement of such restrictive covenants shall not prevent me from earning a livelihood.  I further acknowledge that the Company would be irreparably harmed and damaged if any of the covenants in this Section 8 are breached and that the remedy at law for any breach or threatened breach of this Section 8, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that the Company shall, in addition to all other available remedies.
9.    At-Will Relationship. I understand and acknowledge that, except as may be otherwise explicitly provided in a separate written agreement between the Company and me, my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly continue in effect after the termination of the Relationship.
10.    Representations and Covenants.
(a)    Facilitation of Agreement. I shall execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of this Agreement, upon the Company’s written request to do so.
(b)    No Conflicts. I represent and warrant that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into, with any third party, including without limitation any agreement to keep in confidence proprietary information or materials acquired by me in confidence or in trust prior to or during the Relationship. I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. I represent and warrant that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.), if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company. I shall not enter into any written or oral agreement that conflicts with the provisions of this Agreement.
(c)    Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement, that I understand and have voluntarily accepted such provisions, and that I will fully and faithfully comply with such provisions.
11.    Electronic Delivery. Nothing herein is intended to imply a right to participate in any of the Company’s equity incentive plans, however, if I do participate in such plan(s), the Company may, in its sole discretion, decide to deliver any documents related to my participation in the Company’s equity incentive plan(s) by electronic means or to request my consent to participate in such plan(s) by electronic means. I hereby consent to receive such documents by electronic delivery and agree, if applicable, to participate in such plan(s) through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.    Miscellaneous.
(a)    Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law.
(b)    Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to its subject matter and merges all prior discussions between us. No amendment to this Agreement will be effective unless in writing signed by both parties to this Agreement. The Company shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under this Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of the Company, it being understood that, even if I am an officer of the Company, I will not have authority to give any such authorizations or waivers for the Company under this Agreement without specific approval by the Board of Directors. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
(c)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.
(d)    Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.
(e)    Severability. If one or more of the provisions in this Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected. The Company and I have attempted to limit my right to use, maintain and disclose the Company’s Confidential Information, and to limit my right to solicit employees and customers only to the extent necessary to protect the Company from unfair competition. Should a court of competent jurisdiction determine that the scope of the covenants contained in Section 8 exceeds the maximum restrictiveness such court deems reasonable and enforceable, the parties intend that the court should reform, modify and enforce the provision to such narrower scope as it determines to be reasonable and enforceable under the circumstances existing at that time.
(f)    Remedies. I acknowledge that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security (or, where such a bond or security is required, that a $1,000 bond will be adequate), in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.
(g)    Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL

NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
(h)    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.
[Signature Page Follows]

The parties have executed this Confidential Information and Invention Assignment Agreement on the respective dates set forth below, to be effective as of the Effective Date first above written.

THE COMPANY

WEAVE COMMUNICATIONS, INC.

By:
(Signature)

Name:
Title:

Date:

EMPLOYEE:

[●]

By:
(Signature)

Address:	[●]

Email:

Date:

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 4(a) AND CONFLICTING AGREEMENTS DISCLOSED UNDER SECTION 10(b)
The following is a list of (i) all Inventions that, as of the Effective Date: (A) have been created by me or on my behalf, and/or (B) are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder and (ii) all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties for the Company or any obligation I may have to the Company:

Title	Date	Identifying Number or Brief Description
Except as indicated above on this Exhibit, I have no inventions, improvements or original works to disclose pursuant to Section 4(a) of this Agreement and no agreements to disclose pursuant to Section 10(b) of this Agreement.

Additional sheets attached

Signature of Employee:

Print Name of Employee:

Date:

EXHIBIT B
Section 2870 of the California Labor Code is as follows:
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

RCW 49.44.140 of the Revised Code of Washington is as follows:
(1)    A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(2)    An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
(3)    If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee’s rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Chapter 765, Section 1060/2 of the Illinois Compiled Statutes is as follows:
(1)    A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2)    An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3)    If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

Sections 44-130 of the Kansas Labor and Industries Code is as follows:
(a)    Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
(1)    The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
(2)    the invention results from any work performed by the employee for the employer.
(b)    Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.

(c)    If an employment agreement contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
(1)    The invention relates directly to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
(2)    The invention results from any work performed by the employee for the employer.
(d)    Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

Section 181.78 of the Minnesota Labor, Industry Code is as follows:
Subdivision 1. Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
Subd. 2. Effect of subdivision 1. No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.
Subd. 3. Notice to employee. If an employment agreement entered into after August 1, 1977 contains a provision requiring the employee to assign or offer to assign any of the employee's rights in any invention to an employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.

EXHIBIT C
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Weave, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).
I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) signed by me, including the reporting of any Inventions (as defined therein), conceived or made by me (solely or jointly with others) covered by the Confidentiality Agreement, and I acknowledge my continuing obligations under the Confidentiality Agreement.
I further agree that, in compliance with the Confidentiality Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twelve (12) months immediately following the termination of my Relationship with the Company, I shall not either directly or indirectly solicit any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit employees or consultants of the Company, either for myself or for any other person or entity.
Further, I agree that I shall not use any Confidential Information of the Company to influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:	EMPLOYEE:

(Print Employee’s Name)

(Signature)